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                                                                     EXHIBIT 1.2

                                                               EXECUTION VERSION

                             NOTE PURCHASE AGREEMENT

      THIS NOTE PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 10, 2006, is by and between CDC Corporation, a corporation organized under the laws of the Cayman Islands (the "COMPANY") and each investor listed on EXHIBIT A hereto (individually, an "INVESTOR" and, collectively, the "INVESTORS").

      A. The Company has authorized the issuance and sale of US$168,000,000 aggregate principal amount of its 3.75% Senior Exchangeable Convertible Notes due 2011 in the form attached hereto as EXHIBIT B (the "NOTES"), and each Investor wishes to purchase and the Company wishes to sell, upon the terms and subject to the conditions stated in this Agreement, the Notes.

      B. The sale of the Notes by the Company to the Investors will be effected in reliance on the exemption from securities registration afforded by the provisions of Regulation D ("REGULATION D"), as promulgated by the Securities and Exchange Commission (the "COMMISSION") under the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect (the "SECURITIES ACT").

      C. The Notes will be (i) convertible under certain conditions into Class A common shares of the Company, (ii) exchangeable under certain conditions into Class A common shares of CDC Software Corporation ("SOFTWARE"), a corporation organized under the laws of the Cayman Islands, and/or (iii) exchangeable under certain conditions into Class A common shares of CDC Games Corporation ("GAMES"), a corporation organized under the laws of the Cayman Islands. The Company Common Shares into which the Notes may be converted are referred to herein as the "CONVERSION SHARES" and the Software Common Shares and Games Common Shares into which the Notes may be exchanged are referred to herein as the "EXCHANGE SHARES". The Notes, Conversion Shares and Exchange Shares are collectively referred to herein as the "SECURITIES".

      D. The Company has agreed, under certain circumstances, to effect the registration of the Conversion Shares and the Exchange Shares under the Securities Act pursuant to a Registration Rights Agreement in the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENT").

      In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1.    PURCHASE AND SALE OF NOTES; DEFINITIONS.

      1.1   Purchase of Notes; Closing.

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            (a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to sell and each Investor agrees to purchase a Note with a principal amount equal to the amount set forth opposite such Investor's name on EXHIBIT A hereto. The purchase price for the Note being purchased by an Investor (the "PURCHASE PRICE") shall be equal to the principal amount of such Note. The date on which the closing of the purchase and sale of the Notes occurs (the "CLOSING") is hereinafter referred to as the "CLOSING DATE". The Closing will be deemed to occur at the offices of Mazzeo Song LLP, 708 Third Avenue, New York, New York 10017 when (i) this Agreement and the other Transaction Documents (as defined below) have been fully executed and delivered by and to the Company and each Investor, and (ii) each of the conditions to the Closing described in this Agreement has been satisfied or waived as specified therein.

            (b) At the Closing, the Company will deliver to each Investor a Note with a principal amount equal to the amount set forth opposite such Investor's name on EXHIBIT A hereto against delivery by such Investor of immediately available funds in the amount of its Purchase Price by wire transfer of United States Dollars (as defined below) to the Company to such bank account as the Company shall notify the Investors in writing not later than three (3) Business Days prior to the Closing Date.

      1.2 Certain Definitions. (a) When used herein, the following terms shall have the respective meanings indicated:

            "ACQUIRED DEBT" means Debt of a Person (a) existing at the time such Person becomes a Subsidiary of the Company or is merged into or consolidated with any Subsidiary of the Company or (b) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person. Acquired Debt of a Person shall be deemed to be incurred on the date the acquired Person becomes a Subsidiary of the Company or the date of the related acquisition of assets from such Person.

            "ADDITIONAL PERMITTED DEBT" has the meaning specified in SECTION 4.6(b)(i) of this Agreement.

            "AFFILIATE" means, as to any Person (the "SUBJECT PERSON"), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, "CONTROL" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person's board of directors or other management committee or group, by contract or otherwise.

            "AFFILIATE TRANSACTION" means, with respect to any Person, any transaction or arrangement between such Person, on the one hand, and any of such Person's officers, directors, shareholders, employees,Subsidiaries or other Affiliates, on the other hand.

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            "ASSET ACQUISITION" means (i) an investment by the Company or any
Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

            "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any sale and leaseback transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Subsidiary of the Company of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or asset of the Company or any Subsidiary of the Company other than in the ordinary course of business.

            "BOARD OF DIRECTORS" means the board of directors of the Company or any Subsidiary of the Company, as applicable.

            "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which any Principal Market is closed or on which banks in the City of New York are required or authorized by law to be closed.

            "CAPITAL EXPENDITURES" means, as to any period, the amount identified as "Purchases of property and equipment" appearing on the Company's Consolidated Cash Flow Statement for such period.

            "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

            "CLOSING" and "CLOSING DATE" have the respective meanings specified in SECTION 1.1(a) of this Agreement.

            "COMMISSION" means the United States Securities and Exchange Commission, and any successor regulatory agency.

            "COMMON SHARES" means the Company Common Shares, Games Common Shares or Software Common Shares, as applicable.

            "COMPANY COMMON SHARES" means the Class A common shares of the Company, and any shares of capital stock issued or issuable by the Company from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of its Class A common shares.

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            "COMPANY INTELLECTUAL PROPERTY" has the meaning specified in SECTION
3.10 of this Agreement.

            "COMPANY PARTY" has the meaning specified in SECTION 4.9(b) of this Agreement.

            "CONSOLIDATED CASH FLOW" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income, (ii) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Subsidiaries paid, expensed or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (b) Consolidated Interest Expense and (c) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP, and (iii) the lesser of (x) dividends or distributions paid in cash to such Person or its Subsidiary by another Person whose results are reflected as a minority interest in the consolidated financial statements of such first Person and (y) such Person's equity interest in the Consolidated Cash Flow of such other Person (but in no event less than zero). For purposes of calculating a Leverage Ratio with respect to any Four Quarter Period, "CONSOLIDATED CASH FLOW" shall be calculated on a pro forma basis after giving effect to (A) any Consolidated Interest Expense resulting from the incurrence of Debt of the Company and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Debt, other than the incurrence or repayment of Debt pursuant to working capital facilities, at any time subsequent to the beginning of such Four Quarter Period and on or prior to the date of determination, as if such occurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of such Four Quarter Period, (B) (x) any change in Consolidated Cash Flow resulting from any Asset Sale to the extent that the assets that were the subject of such Asset Sale contributed (positively or negatively) to such Consolidated Cash Flow immediately prior to such sale or (y) any change in Consolidated Cash Flow resulting from any Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Subsidiaries (including any entity that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Debt) to the extent that the assets that were the subject of such Asset Acquisition will, immediately following such sale, contribute (positively or negatively) to such Consolidated Cash Flow, in either case of (x) or (y), at any time on or subsequent to the first day of such Four Quarter Period as if such Asset Sale or Asset Acquisition occurred on the first day of such Four Quarter Period and (C) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "COST SAVINGS MEASURES"), which Cost Savings Measures the Company reasonably believes in good faith could have been achieved during such Four Quarter Period as a result of an Asset Acquisition (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP), less the amount of any additional expenses that the Company reasonably estimates would result from anticipated replacement of any items constituting Cost Savings Measures in connection with such Asset Acquisition; provided, however, that both (A) such Cost Savings Measures were identified and quantified in an officer's certificate delivered to

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each holder of Notes at the time of the consummation of any such Asset
Acquisition and (B) with respect to each such Asset Acquisition completed prior to the ninetieth (90th) day preceding such date of determination, actions were commenced or initiated by the Company within ninety (90) days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved).

            "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of Debt discount (other than any discount attributable to Debt represented by the Notes or any Permitted Software Debt), (b) the net cost under interest rate swap agreements (including any amortization of discounts), but only to the extent not already included in interest expense and specifically identifiable in the applicable agreement, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. In calculating "CONSOLIDATED INTEREST EXPENSE", (x) interest on Debt determined on a fluctuating basis as of the date of determination (including, in connection with the calculation of a Leverage Ratio, Debt actually incurred on the date of the transaction giving rise to the need to calculate such Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt as in effect on the date of determination and (y) notwithstanding (x) above, interest determined on a fluctuating basis, to the extent such interest is covered by interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements as of the date of determination.

            "CONSOLIDATED NET INCOME" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, and (c) the net income or loss of any Person other than a Subsidiary.

            "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or nonrecurring item) that reduces Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

            "CONVERSION SHARES" has the meaning specified in the RECITALS of this Agreement.

            "CONVERTIBILITY DATE" means the first date on which a Holder may effect a conversion of such Notes into Company Common Shares in accordance with terms of the Notes.

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            "DEBT" means, as to any Person at any time (without duplication):
(a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 120 days; (c) all capital lease obligations of such Person; (d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien (other than a Permitted Lien) existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; (g) all liabilities and obligations of such Person to redeem or retire share capital of such Person and (h) all Debt of such Person that is issued (or deemed issued) with original issue discount, provided that, for purposes of this Agreement, the amount of such Debt shall be the accreted value thereof.

            "DISCLOSURE DOCUMENTS" means all SEC Documents filed with the Commission at least three (3) Business Days prior to the Execution Date.

            "EARN OUT AGREEMENTS" means those agreements listed on SCHEDULE 3.5 pursuant to which the Company may be required to issue Company Common Shares.

            "EMBARGOED PERSON" has the meaning specified in SECTION 3.14(d) of this Agreement.

            "ENVIRONMENTAL LAW" means any Governmental Requirement relating to pollution or the protection, cleanup or restoration of the environment or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge or disposal of hazardous materials.

            "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

            "EVENT OF DEFAULT" has the meaning specified in the Notes.

            "EVOLUTION" means Evolution Capital Management LLC.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder (or respective successors thereto).

            "EXCHANGE SHARES" has the meaning specified in the RECITALS of this Agreement.

            "EXECUTION DATE" means the date of this Agreement.

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            "EXISTING DEBT" means Debt outstanding on the Execution Date and disclosed on SCHEDULE 3.5.

            "EXISTING LIENS" means Liens on the Property of the Company or any of its Subsidiaries that are in existence on the Execution Date and disclosed on
SCHEDULE 3.5.

            "FCPA" has the meaning specified in SECTION 3.14(a) of this Agreement.

            "FOUR QUARTER PERIOD" means, with respect to any Person as of any date, the four full fiscal quarters for such Person ending on or immediately prior to such date.

            "GAAP" means generally accepted accounting principles, applied on a consistent basis, as in effect from time to time as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and
(iii) interpretations of the Commission and the staff of the Commission.

            "GAMES COMMON SHARES" means the Class A common shares of Games, and any shares of capital stock issued or issuable by Games from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of its Class A common shares.

            "GOVERNMENTAL AUTHORITY" means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limitation, any stock exchange, securities market or self-regulatory organization.

            "GOVERNMENTAL REQUIREMENT" means any law, statute, code, ordinance, order, rule, regulation, writ, judgment, decree, injunction, franchise, license, permit or other directive or requirement of any Governmental Authority.

            "HOLDER" means, at any time, any Person that beneficially owns one or more Notes.

            "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the respective meanings specified in SECTION 4.9(c) of this Agreement.

            "INTELLECTUAL PROPERTY" means any and all patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

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            "INVESTMENT COMPANY ACT" has the meaning specified in SECTION 3.22 of this Agreement.

            "INVESTOR PARTY" has the meaning specified in SECTION 4.9(a) of this Agreement.

            "ISSUER" has the meaning specified in SECTION 4.12(a) of this Agreement.

            "KEY EMPLOYEE" has the meaning specified in SECTION 3.15 of this Agreement.

            "LEVERAGE RATIO" means the ratio of (i) the aggregate outstanding amount of Debt of the Company and its Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (ii) the Consolidated Cash Flow of the Company and its Subsidiaries for the Four Quarter Period ending on or immediately prior to the date of determination. For purposes of this definition, the aggregate outstanding principal amount of Debt of the Company and its Subsidiaries shall be determined on a pro forma basis as if the Debt giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Debt is being incurred has occurred, on the last day of such Four Quarter Period.

            "LIEN" means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

            "LISTING CURRENCY" means the currency in which Common Shares trade on the Principal Market for such Common Shares.

            "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, properties, assets, operations, results of operations or financial condition of the Company (individually) or of the Company and the Material Subsidiaries (taken as a whole), except for (a) any such changes or effects generally affecting the industries in which the Company, Games or Software operate, (b) any change in economic (including financial, banking and/or securities markets), regulatory or political conditions generally, and (c) any such changes or effects resulting from (i) the announcement of the transactions contemplated by this Agreement, the consummation of the transactions contemplated hereby and the intended use of the proceeds to be delivered to the Company pursuant to this Agreement, (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to this Agreement or the transactions contemplated by this Agreement or (iii) changes in applicable law, GAAP or accounting standards.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, properties, assets, operations, results of operations or financial condition of the Company (individually) or of the Company and the Material Subsidiaries (taken as a whole) or (ii) the

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ability of the Company or any of the Material Subsidiaries to perform their respective obligations under this Agreement or the other Transaction Documents.

            "MATERIAL CONTRACTS" means, as to the Company and its Material Subsidiaries, any agreement required to be filed under the Securities Act or the Exchange Act as an exhibit to any report, schedule or registration statement filed or required to be filed by the Company with the Commission, and any and all amendments, modifications, supplements, renewals or restatements thereto.

            "MATERIAL SUBSIDIARY" means (a) each of Software and Games, (b) any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities Act) of the Company, or (c) any other Subsidiary of the Company, existing from time to time, with total assets exceeding 10% of the total assets of the Company and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year.

            "MATURITY DATE" has the meaning specified in the Notes.

            "MINIMUM IPO AMOUNT" means US$100,000,000 or the equivalent thereof in the Listing Currency or such lesser amount consented to by Holders of at least 33.33% in outstanding aggregate principal amount of the Notes as of the date such consent is given by the Holders thereof.

            "MONEY LAUNDERING LAWS" has the meaning specified in SECTION 3.14(b) of this Agreement.

            "NEW SECURITIES" has the meaning specified in SECTION 4.12(a) of this Agreement.

            "OBLIGATIONS" means any and all indebtedness, liabilities and obligations of the Company to any Investor evidenced by and/or arising pursuant to this Agreement or any other Transaction Document, now existing or hereafter arising, whether direct, indirect, related, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including, without limitation, the obligations of the Company to repay the principal of the Notes, to pay interest on the Notes (including, without limitation, interest accruing after any bankruptcy, insolvency, reorganization or other similar filing), and to pay all fees, indemnities, costs and expenses (including attorneys' fees) provided for in this Agreement or any other Transaction Document.

            "OFAC" has the meaning specified in SECTION 2.7 of this Agreement.

            "PERMITTED DEBT" means (i) the Notes; (ii) Existing Debt; (iii) Refinanced Debt; (iv) Permitted Software Debt; (v) Subordinated Debt; (vi) the Software Facility; (vii) Debt owed by the Company to any of its Subsidiaries or by any Subsidiary of the Company to the Company or any Subsidiary of the Company; (viii) guarantees by the Company or any of its Subsidiaries of any Permitted Debt or Additional Permitted Debt incurred by the Company or any of its Subsidiaries; (ix) Debt in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to its customers in the ordinary course of its business; (x) Debt arising from agreements providing for indemnification,

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adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any Property of the Company or any such Subsidiary; (xi) Debt represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the cost of acquisition, construction, development or substantial repair, alteration or improvement of Property used in a related business or incurred to refinance any such cost of acquisition, construction, development or substantial repair, alteration or improvement, in each case incurred no later than three hundred and sixty five (365) days after the later of (x) the completion of such acquisition, construction, development, substantial repair, alteration or improvement, and in an amount equal to, individually or in the aggregate, together with any other Debt secured by such Property, not more than eighty percent (80%) of the fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of such Property or (y) the placing in operation of such Property as so constructed, developed or substantially repaired, altered or improved; (xii) Acquired Debt of a Person that becomes a Subsidiary of the Company or which is assumed by a Subsidiary of the Company in connection with the acquisition of assets of a Person, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of assets of such Person, as the case may be; and (xiii) other Debt of the Company or any Subsidiary not otherwise described above in an aggregate principal amount (including any refinancings) not to exceed ten million dollars ($10,000,000) at any one time outstanding.

            "PERMITTED LIENS" means each of the following:

                  (a) Existing Liens;

                  (b) Liens on any assets of a corporation, shares of capital stock or evidences of Debt of any corporation existing at the time such corporation becomes a Subsidiary;

                  (c) Liens securing Debt of a Subsidiary of the Company that is owed to the Company or to another Subsidiary of the Company;

                  (d) Liens on the assets of Software, Ross Systems, Inc., a Delaware corporation, or Pivotal Corporation, a corporation organized under the laws of British Columbia, securing the Software Facility;

                  (e) Liens securing Debt in an amount equal to, individually or in the aggregate, not more than eighty percent (80%) of the fair market value (as reasonably determined in good faith by the Board of Directors of the Company) of Property acquired or constructed after the Closing to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such Property; provided the Debt secured by any such Lien shall have been incurred not later than three hundred sixty five (365) days after the later of (i) the completion of the acquisition, construction, development, substantial repair, alteration or improvement of such Property or
(ii) the placing in operation of such Property as so acquired, constructed, developed or substantially repaired, altered or improved; and provided

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further, that such Liens are limited to the Property so acquired, constructed, developed or repaired, altered or improved;

                  (f) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing CLAUSES (a)-(e) inclusive, provided that the principal amount of Debt secured thereby and not otherwise authorized by CLAUSES (a)-(e) inclusive shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured immediately prior to such extension, renewal or replacement;

                  (g) encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of real Property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of the Company or any of its Subsidiaries to use such Property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

                  (h) Liens for taxes, assessments or other governmental charges (including without limitation in connection with workers' compensation and unemployment insurance) that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established; and

                  (i) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established.

            "PERMITTED SOFTWARE DEBT" means Debt that may be incurred by Software in an amount equal to or less than an aggregate of US$290 million, in one transaction or a series of related transactions, from and after the Execution Date, which Debt may be senior obligations of Software and convertible into Software Common Shares, provided that (i) such lenders and/or investors in such Debt transaction(s) shall be limited to one or more Strategic Investors,
(ii) such Debt transaction(s) shall be consummated on or prior to the one hundred and eightieth (180th) day after the Closing Date (subject to an automatic sixty (60) day extension if, at the expiration of such 180 day period, Software is actively engaged in good faith negotiations with one or more Strategic Investors to consummate such transaction), and (iii) such Debt shall not be guaranteed by the Company or any of the Material Subsidiaries, except that any Subsidiary of Software may guarantee such Debt.

            "PERSON" means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

            "PLACEMENT AGENT" has the meaning specified in SECTION 2.11 of this Agreement.

            "PRINCIPAL MARKET" means the Nasdaq Global Market or such other principal exchange, market or quotation system on which the Company Common Shares, Software Common Shares or Games Common Shares, as applicable, are listed, traded or quoted.

            "PROPERTY" means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

            "PRO RATA SHARE" means, with respect to an Investor, the ratio determined by dividing (i) the principal amount of the Note or Notes purchased hereunder by such Investor at the Closing by (ii) the aggregate principal amount of the Notes purchased hereunder by all of the Investors at the Closing.

            "PURCHASE PRICE" has the meaning specified in SECTION 1.1(a).

            "QUALIFIED IPO" (i) the sale by Games or Software of its Common Shares in a firm commitment, fully underwritten public offering through a globally recognized investment banking firm, the gross proceeds of which to the Company and any selling shareholders (before underwriting discounts, commissions and fees) equal or exceed the Minimum IPO Amount; provided, that the aggregate gross proceeds payable to all selling shareholders in such public offering does not exceed thirty percent (30%) of the total gross proceeds of such public offering, and (ii) following such offering, such Common Shares are listed or quoted on an Eligible Market.

            "REFINANCED DEBT" means any refinancing, replacement, renewal or extension of Existing Debt, provided that such refinancing, replacement, renewal or extension does not have the effect of increasing the amount of Existing Debt outstanding immediately prior to such refinancing, renewal or extension (including for the purpose of calculating such amount any premium or fee payable in connection with any such refinancing, renewal or extension).

            "REGISTRATION RIGHTS AGREEMENT" has the meaning specified in the RECITALS of this Agreement.

            "REGISTRATION STATEMENT" has the meaning specified in the Registration Rights Agreement.

            "REGISTRABLE SECURITIES" has the meaning specified in the Registration Rights Agreement.

            "RESERVED AMOUNT" has the meaning specified in SECTION 4.7 of this Agreement.

            "RESTRICTED PAYMENT" means (A) the repurchase, whether by the payment of cash, property or otherwise, (i) by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries (other than (x) repurchases by either Games or Software of its Common Shares from and after a Qualified IPO of such entity or (y) purchases by the Company or any of its wholly-owned Subsidiaries of the voting equity of any Subsidiary of the Company that is not wholly-owned, directly or indirectly, by the Company) or (ii) from and after a Qualified IPO of Games or Software, as the case may be, by such entity of its Common Shares, provided, that repurchases pursuant to a Stock Repurchase Program shall not constitute a Restricted Payment and (B) the payment of any dividend or distribution of any cash or other property (other than CDC Common Shares) by the Company to holders of its Common Shares.

            "RULE 144" means Rule 144 under the Securities Act or any successor provision.

            "SEC DOCUMENTS" means all reports, schedules and registration statements filed by the Company with the Commission since January 1, 2005, excluding the exhibits and schedules thereto.

            "SECURITIES" has the meaning specified in the RECITALS of this Agreement.

            "SECURITIES ACT" has the meaning specified in the RECITALS of this Agreement.

            "SOFTWARE COMMON SHARES" means the Class A common shares of Software, and any shares of capital stock issued or issuable by Software from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of its Class A common shares.

            "SOFTWARE FACILITY" means the credit facility to be made available to Software by Silicon Valley Bank or a comparable financial institution, the aggregate principal amount of which shall not exceed thirty million dollars (US$30,000,000) and shall not be guaranteed by the Company.

            "STOCK REPURCHASE PROGRAM" means (i) as to any repurchases of CDC Common Shares, the Company's existing stock repurchase program and any replacement or supplemental stock repurchase program of the Company as approved by the independent members of the Board of Directors of the Company that allows repurchases consistent with the past practice of the Company and (ii) as to any repurchases of Common Shares of a CDC Entity after a Qualified IPO, any stock repurchase program of such CDC Entity and any replacement or supplemental stock repurchase program of such CDC Entity as approved by the independent members of the Board of Directors of such CDC Entity.

            "STRATEGIC INVESTOR" means a Person that makes a strategic equity or equity-linked investment in Software to finance Software's growth and consolidation strategy in the enterprise software industry.

            "SUBORDINATED DEBT" means Debt incurred by the Company that is expressly subordinated in right of payment to the Debt and Obligations evidenced by the Notes, and which Debt does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

            "SUBSEQUENT PLACEMENT," "SUBSEQUENT PLACEMENT CLOSING DATE," "SUBSEQUENT PLACEMENT NOTICE," "SUBSEQUENT PLACEMENT NOTICE DATE," "SUBSEQUENT PLACEMENT PURCHASE" and "SUBSEQUENT PLACEMENT TERMS" have the respective meanings specified in SECTION 4.12(a) of this Agreement.

            "SUBSEQUENT PLACEMENT ELECTION NOTICE" has the meaning specified in
SECTION 4.12(b) of this Agreement.

            "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding share capital or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (regardless of whether or not at the time, in the case of a corporation, share capital of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

            "TERMINATION DATE" means the earlier to occur of (i) the first date on which the aggregate principal amount of all Notes then outstanding is less than twenty five percent (25%) of the aggregate principal amount of the Notes issued on the Closing Date and (ii) in the event that a Qualified IPO has occurred at least thirty (30) days prior to the three-year anniversary of the Closing Date, such three-year anniversary.

            "TOTAL CAPITALIZATION" of a Person, as of any measurement date, means the total long-term debt and shareholder's equity of such Person as calculated in accordance with GAAP consistently applied.

            "TRANSACTION" means the issuance of the Notes upon the terms and conditions of this Agreement and the other Transaction Documents.

            "TRANSACTION DOCUMENTS" means (i) this Agreement, (ii) the Notes,
(iii) the Registration Rights Agreement, and (iv) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company or any of its officers at the Closing.

            "TRANSFER AGENT" has the meaning specified in SECTION 2.6 of this Agreement.

            "UNITED STATES" and "U.S." means the United States of America (including the States thereof and the District of Columbia) and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands).

            "U.S. DOLLARS", "US$" and "DOLLARS" refer to the lawful currency of the United States.

            (b) Terms Defined in the Notes. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Notes.

      1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "HEREOF", "HEREIN" and "HEREUNDER" and words of similar import contained in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor (with respect to itself only) hereby represents and warrants to the Company and agrees with the Company that, as of the Execution Date and as of the Closing Date:

      2.1. Authorization; Enforceability. Such Investor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as set forth below such Investor's name on the signature page hereof with the requisite corporate power and authority to purchase the Securities to be purchased by it hereunder and to execute and deliver this Agreement and the other Transaction Documents to which it is a party. All corporate action on the part of each Investor necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the obligations of such Investor at the Closing and the consummation of all the transactions contemplated hereby and thereby, prior to, at or after the Closing has been taken. This Agreement constitutes, and upon execution and delivery thereof, each other Transaction Document to which such Investor is a party will constitute, such Investor's valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity. None of the Investors is required to give any notice to, make any filing or registration with, or obtain any authorization, consent or approval of any Governmental Authority in connection with the execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

      2.2 No Public Sale. Such Investor is acquiring the Securities solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales, swap transactions or other similar transactions that are registered under, or exempt from the registration requirements of, the Securities Act and/or sales registered under the Securities Act; provided, however, that in making such representation, such Investor does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition. Notwithstanding the provisions of the Transaction Documents and related documents, the Company acknowledges that Investors may enter into swap transactions or other similar transactions on the Securities ("SWAP TRANSACTIONS").

      2.3 Character of Investor/Financial Suitability. Such Investor is an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) and (7) of Regulation D or a "qualified institutional buyer" as such term is defined under Rule 144A of the Securities Act, and was not organized for the specific purpose of acquiring the Securities. Such Investor can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities.

      2.4 Information. The Company has, prior to the Execution Date, provided such Investor with information regarding the business, operations and financial condition of the Company and has, prior to the Execution Date, granted to such Investor the opportunity to ask questions of and receive answers from representatives of the Company, its officers, directors, employees and agents concerning the Company in order for such Investor to make an informed decision with respect to its investment in the Securities. Such Investor has requested, received, reviewed and considered all information it deems relevant in making an informed investment decision with respect to the Securities and such Investor has been furnished with, or had access to, all materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated hereby which have been requested by such Investor, including without limitation copies of the Company's Annual Report on Form 20-F for the year ended December 31, 2005 (and any amendments thereto) and each of the Company's Current Reports on Form 6-K filed since January 1, 2006 (and any amendments thereto). Neither such information nor any other investigation conducted by such Investor or any of its representatives shall modify, amend or otherwise affect such Investor's right to rely on the Company's representations and warranties contained in this Agreement.

      2.5 Limitations on Disposition. Such Investor acknowledges that, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless such Investor shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities may be transferred or sold pursuant to an exemption from such registration. The Securities may be pledged or hypothecated in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer or sale of the Securities hereunder, and no holder of such Securities effecting a pledge thereof shall be required as a condition thereto to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.

      2.6 Legend. Such Investor understands that the certificates representing the Securities may bear at issuance one or more restrictive legends in substantially the following form:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH SUCH SECURITIES MAY BE CONVERTED OR EXCHANGED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM

            REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES THAT IT WILL NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE."

            Notwithstanding the foregoing, it is agreed that, as long as (A) the resale or transfer (including without limitation a pledge) of any of the Securities is registered pursuant to an effective registration statement under the Securities Act and the holder of such securities represents in writing to the Company that such Securities have been or will be sold pursuant to such registration statement, (B) such Securities have been sold pursuant to Rule 144, subject to receipt by the Company of customary documentation reasonably acceptable to the Company in connection therewith, or (C) such Securities are eligible for resale under Rule 144(k) or any successor provision, such Securities shall be issued without any legend or other restrictive language and, with respect to Securities upon which such legend is stamped, the Company shall issue new certificates without such legend to the holder upon request. The Company shall execute and deliver written instructions to the transfer agent for the Company Common Shares (the "TRANSFER AGENT") as may be necessary to satisfy any request by an Investor for removal of such legends no later than the close of business on the third (3rd) Business Day following the receipt of a request from an Investor to the extent the removal of such legends is permitted by this
SECTION 2.6.

      2.7 OFAC. Such Investor or, to the knowledge of such Investor, any director, officer, agent, employee, Affiliate or Person acting on behalf of such Investor, is not currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC").

      2.8 No Brokers. No agent, broker, investment banker, Person or firm is or shall be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement and the other Transaction Documents based in any way on any arrangements, agreements or understandings made by or on behalf of such Investor or an Affiliate thereof.

      2.9 Certain Trading Limitations. Such Investor (i) represents that on and from the date such Investor first became aware of the Transaction until the date hereof it has not and (ii) covenants that for the period commencing on the date hereof and ending on the public announcement by the Company of the Transaction it will not, engage in any sale, offer to sell, solicitation of offers to buy, disposition of, loan, pledge or grant of any right with respect to the Company Common Shares in violation of the Securities Act.

      2.10 No Advice. Such Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

      2.11 Placement Agent Fees. Such Investor acknowledges that (i) the Company has engaged and authorized Cowen and Company, LLC (the "PLACEMENT AGENT") in connection with the Transaction, (ii) the Company shall pay the Placement Agent a commission and indemnify it in respect of certain losses and (iii) registered representatives of the Placement Agent and/or their designees (including, without limitation, registered representatives of the Placement Agent and/or their designees who may participate in the offer and sale of the Notes sold in the Transaction) may be paid a portion of the commissions paid to the Placement Agents.

      2.12 Treatment of Non-Public Information. Such Investor agrees to hold the existence, terms and conditions of the Transaction in confidence and not to disclose the same to any other person, other than its representatives, agents and employees who are made aware of such agreement, until such time as the Company files with the Commission a Current Report on Form 6-K disclosing the Transaction or publicly announces the Transaction.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor and agrees with each Investor that, as of the Execution Date and as of the Closing Date:

      3.1 Organization, Good Standing and Qualification. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted. Each of the Company and its Material Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business except where the failure so to qualify has not had or would not reasonably be expected to have a Material Adverse Effect.

      3.2 Authorization; Consents. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents, to issue and sell the Notes to the Investors in accordance with the terms hereof and thereof, and to issue and deliver the Conversion Shares upon conversion of the Notes and to deliver, transfer and assign the Games Common Shares or the Software Common Shares, or both, as applicable, upon the exchange of the Notes following a Qualified IPO relating to Games or Software, or both, as the case may be. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, the Transaction Documents has been taken, and no further consent or authorization of the Company, its directors, shareholders or any Governmental Authority is required (other than such Governmental Requirements as may be required as contemplated under the Registration Rights Agreement).

      3.3 Enforcement. This Agreement has been and, at or prior to the Closing, each other Transaction Document required to be delivered by the terms hereof at the Closing will be, duly executed and delivered by the Company. This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Document will constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

      3.4 Disclosure Documents; Agreements; Financial Statements; Other Information. The Company is subject to the reporting requirements of the Exchange Act and, except as described on SCHEDULE 3.4, has filed with the Commission all SEC Documents that the Company was required to file with the Commission on or after December 31, 2005. The Company is not aware of any event occurring or expected to occur on or prior to the Closing Date (other than the transactions effected hereby) that would require the filing of, or with respect to which the Company intends to file, a Form 6-K after the Closing (other than the items set forth in its press releases which have not been filed since its most recent Form 6-K). Each SEC Document, as of the date of the filing thereof with the Commission (or if amended or superseded by a filing prior to the Execution Date, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), such SEC Document did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth in the Disclosure Documents, the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business that, under GAAP, are not required to be reflected in the financial statements included in the Disclosure Documents and which, individually or in the aggregate, are not material to the consolidated business or financial condition of the Company and its Material Subsidiaries, taken as a whole. As of their respective dates, the financial statements of the Company included in the Company's Annual Report on Form 20-F for the year ended December 31, 2005 (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and (ii) have been prepared in accordance with GAAP consistently applied at the times and during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.

      3.5 Capitalization; Debt Schedule. The capitalization of the Company, Software and Games, including their respective authorized share capital, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to their respective stock option plans and agreements, the number of shares issuable and reserved for issuance pursuant to securities (other than the Notes) exercisable for, or convertible into or exchangeable for any of their respective shares and the number of Company Common Shares initially to be reserved for issuance upon conversion of the Notes, is set forth on SCHEDULE 3.5. All outstanding share capital of the Company has been, or upon issuance will be, validly issued, fully paid and non-assessable. All Material Subsidiaries of the Company are disclosed on
SCHEDULE 3.5. Except as disclosed on SCHEDULE 3.5, the Company or a wholly-owned Subsidiary of the Company owns all of the share capital of each Material Subsidiary of the Company, which share capital is validly issued, fully paid and non-assessable, and the share capital of the Company or any of its Material Subsidiaries is not subject to preemptive rights or any other similar rights of the shareholders of the Company or any such Material Subsidiary or any Liens created by or through the Company or any such Material Subsidiary. Except as disclosed on SCHEDULE 3.5 or as contemplated herein, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any share capital of the Company or any of its Material Subsidiaries, or arrangements by which the Company or any of its Material Subsidiaries is or may become bound to issue additional share capital of the Company or any of its Material Subsidiaries (whether pursuant to anti-dilution, "reset" or other similar provisions). SCHEDULE 3.5 identifies all Debt of the Company and/or its Material Subsidiaries currently outstanding in excess of $500,000 as of the date hereof, and identifies all Liens on any of the Property of the Company or any of its Material Subsidiaries, except for such Liens that do not individually or in the aggregate materially affect the value of such property or materially interfere with the use made of such Property by the Company and the Material Subsidiaries.

      3.6 Due Authorization; Valid Issuance. The Notes are duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity whether in a proceeding in equity or at law. The Company Common Shares issuable under the Notes are duly authorized and reserved for issuance, and the Conversion Shares or the Exchange Shares, as the case may be, when issued or exchanged and delivered in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens imposed by or through the Company or any of its Subsidiaries. Assuming the accuracy of each Investor's representations contained herein, the issuance and sale of the Notes under this Agreement will be effected in compliance with all applicable Governmental Requirements.

      3.7 No Conflict. Neither the Company nor any of its Material Subsidiaries is in violation of any provisions of its memorandum and articles of association, charter, bylaws or any other governing document. Except as set forth on SCHEDULE 3.7, neither the Company nor any of its Subsidiaries is in violation of or in default (and no event has occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any instrument or contract to which it is a party or by which it or any of its Property is bound, or in violation of any provision of any Governmental Requirement applicable to the Company or any Subsidiary of the Company, except for any violation or default that has not had or would not reasonably be expected to have a Material Adverse Effect. The (i) execution, delivery and performance of this Agreement and the other Transaction Documents and (ii) consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Notes, the reservation for issuance of the Conversion Shares, the issuance and delivery of the Conversion Shares and the exchange and delivery of the Exchange Shares, as the case may be) will not (a) result in any violation of any provisions of the memorandum and articles of association, charter, bylaws or any other governing document of the Company, Games or Software, (b) conflict with, violate or result in a breach of or default (with or without notice or lapse of time or both) under any provision of any instrument or contract to which the Company or any Subsidiary of the Company is a party or by which it or any of its Property is bound or be in conflict with or constitute, with or without the passage of time and giving of notice or both, a default under any such provision, instrument or contract, (c) result in the violation of any provision of any Governmental Requirement applicable to the Company or a Subsidiary of the Company, (d) result in the creation of any Lien upon any Property of the Company or of any of its Material Subsidiaries other than Permitted Liens or (e) trigger any preemptive or anti-dilution rights (including without limitation pursuant to any "reset" or similar provisions) or rights of first refusal or first offer, or any other rights that would allow or permit the holders of the Company's securities or any other Person to purchase securities of the Company or any Subsidiary of the Company (whether pursuant to a shareholder rights plan provision or otherwise), except, with respect to clause (b), such violations or defaults, as the case may be, that would not have or reasonably be expected to have a Material Adverse Effect or an effect that is material and adverse to any Investor.

      3.8   Financial Condition; Taxes; Litigation.

            3.8.1 The financial condition of the Company and its consolidated entities is, in all material respects, as described in the Disclosure Documents, except for changes in the ordinary course of business and normal year-end adjustments that are not, in the aggregate, materially adverse to the consolidated business or financial condition of the Company or its Subsidiaries, taken as a whole. Other than as set forth in the Disclosure Documents, there has been no (i) Material Adverse Change since the date of the Company's most recent financial statements contained in the Disclosure Documents or (ii) change by the Company in its accounting principles, policies and methods except as required by changes in GAAP.

            3.8.2 Each of the Company and its Material Subsidiaries has (i) prepared in good faith and duly and timely filed all tax returns required to be filed by it and such returns are complete and accurate in all material respects and (ii) paid all taxes required to have been paid by it, except for taxes which it reasonably disputes in good faith or the failure to pay which has not had or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Material Subsidiary of the Company has any liability with respect to taxes that accrued on or before the date of the most recent balance sheet of the Company included in the Disclosure Documents in excess of the amounts accrued with respect thereto that are reflected on such balance sheet.

            3.8.3 Except for sales tax audits undertaken by state taxing authorities in the ordinary course of business and as set forth in SCHEDULE 3.8.3, neither the Company nor any of its Material Subsidiaries is the subject of any pending or, to the Company's knowledge, threatened inquiry, investigation or administrative or legal proceeding by any Governmental Authority.

            3.8.4 Except as set forth on SCHEDULE 3.8.4, there is no material claim, litigation or administrative proceeding pending, or, to the Company's knowledge, threatened or contemplated, against the Company or any of its Material Subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect.

      3.9 Acknowledgement of Dilution. The Company acknowledges that the issuance of Company Common Shares upon conversion of the Notes may result in dilution of the outstanding Company Common Shares, which dilution may be substantial under certain market conditions.

      3.10 Intellectual Property. Except as set forth in SCHEDULE 3.10, the Company and its Material Subsidiaries own or possess sufficient rights to use all patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how that are currently necessary for the conduct of their respective businesses as now conducted (the "COMPANY INTELLECTUAL PROPERTY"), except where the failure to own or possess such Company Intellectual Property would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 3.10, (i) neither the Company nor any of its Subsidiaries has received any written notice of, or has any actual knowledge of, any infringement by the Company or its Subsidiaries of intellectual property rights of any third party that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any infringement by a third party of any Company Intellectual Property that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

      3.11 Registration Rights; Rights of Participation. Except as disclosed in
SCHEDULE 3.11, the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company or any Material Subsidiary registered with the Commission or any other Governmental Authority which has not been satisfied in full or waived on or prior to the date hereof. No Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties, has any right of first refusal, preemptive right, right of participation, anti-dilutive right or any similar right to participate in, or to receive securities or other assets of the Company solely as a result of the transactions contemplated by this Agreement or the other Transaction Documents, other than the fees payable to the Placement Agent in connection with such transactions.

      3.12 Integration with Other Issuances of Securities. Neither the Company nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has issued or sold any securities which would be integrated with the sale of the Securities hereby to the Investors or the issuance or exchange of the Conversion Shares or Exchange Shares, as the case may be, for purposes of the Securities Act or of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Principal Market, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be so integrated with other offerings.

      3.13 No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its Subsidiaries, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act). The Company shall be responsible for the payment of the Placement Agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by any Investor or its investment advisor) relating to or arising out of the issuance of the Notes pursuant to this Agreement. Other than the Placement Agent, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

      3.14 Foreign Corrupt Practices; Anti-Money Laundering; OFAC; Embargoed Persons.

            (a) None of the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"). The Company and its Material Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the FCPA. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

            (b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the "MONEY LAUNDERING LAWS") and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

            (c) None of the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or its Subsidiaries, is currently subject to any U.S. sanctions administered by OFAC; and the Company will not directly or indirectly use the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

            (d) None of the funds or other assets of the Company or its Subsidiaries shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an "EMBARGOED PERSON"), with the result that the investments evidenced by the Securities are or would be in violation of any applicable Governmental Requirements. None of the funds or other assets of the Company or its

Subsidiaries shall be derived from any unlawful activity with the result that the investments evidenced by the Securities are or would be in violation of any Governmental Requirements.

      3.15 Key Employees. Except as set forth in SCHEDULE 3.15, each executive officer (as defined in Rule 501(f) of the Securities Act) of the Company and its Material Subsidiaries, respectively (each, a "KEY EMPLOYEE"), is currently serving in the capacity described in the Disclosure Documents. Except as set forth on SCHEDULE 3.15, the Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that could reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company or any of its Material Subsidiaries. To the knowledge of the Company, no Key Employee has borrowed money pursuant to a currently outstanding loan.

      3.16 [intentionally omitted]

      3.17 [intentionally omitted]

      3.18 Insurance. The Company and its Material Subsidiaries maintain insurance in such amounts and covering such losses and risks as the Company believes to be prudent and customary, consistent with industry practice for the conduct of its and its Material Subsidiaries' respective businesses and the value of their respective properties. As of the date hereof and as of the Closing Date, no notice of cancellation has been received for any of such policies, and the Company and its Material Subsidiaries are in compliance in all material respects with all of the terms and conditions thereof. Without limiting the generality of the foregoing, the Company maintains Director's and Officer's insurance in an amount not less than $10 million for each covered occurrence.

      3.19 Property. The Company and its Material Subsidiaries have good and marketable title to all real and personal Property owned by them, in each case free and clear of all Liens, except for Permitted Liens. Any Property held under lease by the Company or its Material Subsidiaries is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such Property by the Company or any of its Material Subsidiaries.

      3.20 Regulatory Permits. The Company and its Material Subsidiaries possess all certificates, authorizations and permits issued by the appropriate Governmental Authorities necessary to conduct their respective businesses, except where the failure to have any such certificate, authorization or permit would not have or reasonably be expected to have a Material Adverse Effect, and neither the Company nor any such Material Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

      3.21 Exchange Act Registration; Listing. The Company Common Shares are registered pursuant to Section 12(g) of the Exchange Act and are eligible for quotation on a

Principal Market, and the Company agrees that it shall, upon the occurrence of the Software IPO Date or the Games IPO Date, as the case may be, cause any Software Common Shares and Games Common Shares for which the Notes are exchangeable to become registered pursuant to Section 12(g) of the Exchange Act and eligible for quotation on a Principal Market. The Company currently meets the continuing eligibility requirements for listing on such Principal Market and has not received any notice from such Principal Market that it may not currently satisfy such requirements or that such continued listing is in any way threatened. The Company has taken no action designed to, or which, to the knowledge of the Company, may have the effect of, terminating the registration of the Company Common Shares under the Exchange Act or delisting the Company Common Shares from such Principal Market.

      3.22 Investment Company Status. The Company is not, and immediately after any Closing will not be, an "INVESTMENT COMPANY" or an entity "CONTROLLED" by an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

      3.23 Transfer Taxes. No stock transfer or other taxes (other than income taxes) are required to be paid in connection with the issuance and sale of any of the Securities, other than such taxes for which the Company has established appropriate reserves and intends to pay in full on or before the Closing.

      3.24 Transactions with Interested Persons. Other than as set forth on
SCHEDULE 3.24, no officer, director or employee of the Company or any of its Subsidiaries is making or has made any arrangements with the Company or any of its Subsidiaries to become a party to any transaction with the Company or any Subsidiary of the Company (other than for services as employees, officers and directors and reimbursement for expenses incurred on behalf of the Company or its Subsidiaries) in which the aggregate consideration involved in any such transaction or series of transactions exceeds $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee holds a ten percent (10%) or greater equity interest or is an officer, director, or trustee.

      3.25 Accountants. Deloitte & Touche LLP, who the Company expects will render an opinion with respect to the financial statements to be included in the Company's Annual Report on Form 20-F for the year ended December 31, 2006, are, to the Company's knowledge, independent accountants as required by the Securities Act.

      3.26 No Other Agreements. The Company has not, directly or indirectly, entered into any agreement with or granted any right to any Investor relating to the terms or conditions of the transactions contemplated by the Transaction Documents, except as expressly set forth in the Transaction Documents.

      3.27 Foreign Issuer. The Company is a "foreign private issuer" (as such term is defined in Rule 405 under the Securities Act).

      3.28 PFIC. The Company shall provide all information requested by each Investor that is necessary for such Investor to make a "qualified electing fund"
(QEF) election.

      3.29 Sarbanes-Oxley Act; Internal Controls and Procedures. The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof. The Company maintains accounting controls, policies and procedures, and such books and records as are reasonably designed to provide reasonable assurance that (i) all transactions to which the Company or any Subsidiary of the Company is a party or by which its properties are bound are effected by a duly authorized employee or agent of the Company, supervised by and acting within the scope of the authority granted by the Company's senior management; (ii) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; and (iii) all transactions to which the Company or any Subsidiary of the Company is a party, or by which its properties are bound, are recorded (and such records maintained) in accordance with all Government Requirements and as may be necessary or appropriate to ensure that the financial statements of the Company are prepared in accordance with GAAP.

      3.30 Disclosure. Except with respect to information provided to Polygon Investment Partners LP, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that constitutes our could reasonably be expected to constitute material non-public information, other than the existence of the transactions contemplated hereby. The representations, warranties and written statements contained in this Agreement and the other Transaction Documents and in the certificates, exhibits and schedules delivered to the Investors by the Company pursuant to this Agreement and the other Transaction Documents, do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made, except that with respect to assumptions, projections and opinions contained in such materials, the Company represents only that such assumptions, projections and opinions were made in good faith and that the Company believes there is a reasonable basis therefor. The Company acknowledges that the Investors are relying on the representations, acknowledgments and agreements made by the Company in this Section 3.30 and elsewhere in this Agreement in making trading and other decisions concerning the Securities purchased hereunder.

      3.31 Absence of Certain Changes. Neither the Company nor any of its Material Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company and its Material Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this

Section 3.31, "INSOLVENT" means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Debt, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

      3.32 Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Company's agreement to pay a fee to the Placement Agent or in connection with its Stock Repurchase Program, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

      3.33 Acknowledgement Regarding Investors' Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that, to the extent not otherwise prohibited by Section 2.9 of this Agreement or by Governmental Requirement, (i) none of the Investors have been asked to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Investor, including, without limitation, short sales or "derivative" transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company's publicly-traded securities; (iii) that any Investor, and counter parties in "derivative" transactions to which any such Investor is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iv) that each Investor shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. The Company further understands and acknowledges, that to the extent not otherwise prohibited by Section 2.9 of this Agreement or by Governmental Requirement, (a) one or more Investors may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted.

      3.34 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's memorandum and articles of association, charter, bylaws or any other governing document or the laws of the state of its incorporation which is or could become applicable to any Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and any Investor's ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

      3.35 Employee Relations. Neither the Company nor any of its Material Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.

      3.36 Form F-3 Eligibility of the Company. The Company meets the requirements for use of Form F-3 under the Securities Act.

      3.37 U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, a U.S. real property holding corporation within the meaning of
Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon any Investor's request.

      3.38 Ranking of Notes. The Notes will constitute general unsecured Debt of the Company ranking pari passu in right of payment with any unsecured, unsubordinated Debt of the Company and senior in right of payment to any subordinated Debt of the Company. The Notes will be effectively subordinated to any secured Debt of the Company to the extent of the assets of the Company securing such Debt and structurally subordinated to the Debt of any Subsidiary of the Company.

4.    COVENANTS AND AGREEMENTS.

      4.1 Press Release; Filings. The Company shall, (i) on or prior to 8:30 a.m. (eastern time) on the Business Day immediately following the Execution Date, issue a press release disclosing the material terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) on or prior to 5:00 p.m. (eastern time) on the Business Day immediately following the Execution Date, file with the Commission a Current Report on Form 6-K disclosing the material terms of and including as exhibits this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that each Investor shall have a reasonable opportunity to review and comment on any such press release or Form 6-K prior to the issuance or filing thereof. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby.

      4.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes as set forth on SCHEDULE 4.2.

      4.3 Use of Investor Name. Except as may be required by applicable Governmental Requirements, the Company shall not use, directly or indirectly, any Investor's name or the name of any of its Affiliates in any advertisement, announcement, press release or other similar communication unless it has received the prior written consent of such Investor for the specific use contemplated or as otherwise required by applicable Governmental Requirements.

      4.4 Disclosure of Non-Public Information. The Company agrees that it will not at any time following the Execution Date disclose material non-public information to any Investor

(other than Evolution in the circumstances contemplated by SECTIONS 4.10 and 4.11 hereof) without first obtaining such Investor's prior written consent to such disclosure.

      4.5 Additional Affirmative Covenants of the Company. During the period beginning on the Execution Date and ending on the Termination Date, the Company shall, and shall cause each of its Material Subsidiaries to:

                  (a) maintain its corporate existence in good standing;

                  (b) provide each Investor with copies of all materials sent to its shareholders at the same time as such materials are delivered to such shareholders; and

                  (c) if such entity was required by the Exchange Act to file reports with the Commission at any time while Notes are outstanding, timely file all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

      4.6 Negative Covenants of the Company. During the period beginning on the Execution Date and ending on the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) engage or enter into any Affiliate Transactions unless such transaction is (1) effected on terms that are not materially less favorable to the Company or such Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated third-party and
(2) approved by the Company's or such Subsidiary's independent directors, as applicable; provided, however, that this covenant will not restrict:

                  (i) the payment of reasonable and customary compensation and fees to directors of the Company or any Subsidiary of the Company who are not employees of the Company or any of its Subsidiaries;

                  (ii) any payments not expressly prohibited by SECTION 4.6(c) of this Agreement;

                  (iii) customary compensation or employee benefit arrangements or incentive or indemnification arrangements with any officer, director or employee of the Company or any Subsidiary of the Company entered into or arranged in the ordinary course of the Company's business consistent with past practice; and

                  (iv) loans and advances to officers, directors and employees of the Company or any Subsidiary of the Company for reasonable travel, entertainment and relocation expenses, in each case made in the ordinary course of the Company's business consistent with past practice;

            (b) (i) incur any Debt other than Permitted Debt; provided that the Company and its Subsidiaries (I) may not incur any Permitted Debt set forth in clauses (v), (vi) (the incurrence of Debt under such clause (vi) to be deemed to occur only on the date that the Software Facility is entered into as though the entire amount available to be borrowed thereunder were borrowed on such date and not at the time of any subsequent draw-down), (vii) (the incurrence of Debt under such clause (vii) to be deemed to occur only to the extent such Debt is owed to or by a Subsidiary of the Company that is not wholly-owned by the Company, in which case the amount of such Debt to which this provision will give effect shall be equal to the product of (1) 1.00 minus the percentage equity interest that the Company directly or indirectly owns in such Subsidiary times (2) the aggregate amount of such Debt),
(xi), (xii) or (xiii) of the definition thereof unless, and (II) may incur Debt in addition to Permitted Debt ("ADDITIONAL PERMITTED DEBT") as long as, after giving effect to the incurrence of any (I) such Permitted Debt or (II) Additional Permitted Debt, as applicable:

                        (A) (1) the Leverage Ratio is less than or equal to 6.0
            to 1, and (2) the aggregate amount of Debt of the Company and its Subsidiaries does not exceed fifty percent (50%) of the Total Capitalization of the Company and its Subsidiaries on a consolidated basis, in each case as reflected in the Company's consolidated financial statements for the immediately preceding Four Quarter Period;

                        (B) the Consolidated Cash Flow of the Company and its
            Subsidiaries, as reflected in the Company's consolidated financial statements for the immediately preceding Four Quarter Period, exceeds two (2) times the sum of Consolidated Interest Expense and Capital Expenditures during the immediately preceding Four Quarter Period; and

                        (C) in the case of Additional Permitted Debt, such
            Additional Permitted Debt is not senior to the Notes, and if such Additional Permitted Debt is pari passu with the Notes, such Additional Permitted Debt does not have a scheduled maturity, and is not otherwise subject to prepayment or redemption, prior to the 91st day following the three-year anniversary of the Closing Date; or

                  (ii) grant, establish or maintain any Lien on any of its Property other than Permitted Liens; provided, however, that, notwithstanding the foregoing limitation, a Subsidiary of the Company (but not the Company) may grant, establish or maintain Liens in addition to Permitted Liens to the extent that such additional Liens are granted, established or maintained in connection with Additional Permitted Debt incurred by such Subsidiary;

            (c) make any Restricted Payments; or

            (d) amend any voting powers, designations, preferences, rights or qualifications, limitations or restrictions of the capital stock of the Company, Games or Software; provided, however, that the Company, Games or Software, as the case may be, may amend its articles of association, memorandum of association, bylaws or other governing documents (i) with respect to Games or Software, to implement a dual class capital stock structure in connection with a Qualified IPO or (ii) to effect a stock split or reverse stock split.

      On or before the Business Day following the date on which the Company announces its financial results for the preceding fiscal quarter, the Company shall deliver to each Investor a certificate signed by a duly authorized officer of the Company, certifying that the Company has complied in all material respects with the covenants set forth in Section 4.6(b) as of the last day of such fiscal quarter and, if the Company did not so comply, describing in reasonable detail the circumstances of its failure to comply.

      4.7 Reservation of Company Common Shares. The Company shall, on the Convertibility Date, have authorized and reserved for issuance to the Investors free from any preemptive rights, and shall keep available at all times thereafter during which any Notes are outstanding, a number of Company Common Shares (the "RESERVED AMOUNT") that, on such Convertibility Date, is not less than one hundred ten percent (110%) of the number of Company Common Shares issuable upon conversion of all of the Notes outstanding on the Convertibility Date, without regard to any limitation or restriction on such conversion that may be set forth in the Notes. The Reserved Amount shall be allocated among the Investors in accordance with each Investor's Pro Rata Share. In the event that an Investor shall sell or otherwise transfer any of such Investor's Notes, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount allocated to any Investor or other Person which no longer holds any Notes shall be reallocated to the remaining Investors pro rata based on the number of the Registrable Securities held by such Investors at such time. In the event that the Reserved Amount is insufficient at any time to cover one hundred percent (100%) of the Registrable Securities issuable upon the conversion of the Notes (without regard to any restriction on such conversion), the Company shall take such action (including without limitation holding a meeting of its shareholders) to increase the Reserved Amount to cover one hundred ten percent (110%) of such Registrable Securities, such increase to be effective not later than the sixtieth (60th) day (or ninetieth (90th) day, in the event shareholder approval is required for such increase) following the Company's receipt of written notice of such deficiency from any Investor. The Company shall own, beneficially and of record, and shall set aside for delivery to the Investors upon the exchange of the Notes, free and clear of all Liens, at all times from the date on which a Qualified IPO occurs through the earlier of (i) the Maturity Date and (ii) the date on which no Notes remain outstanding, a sufficient number of Games Common Shares and Software Common Shares, as the case may be, in order to satisfy the exchange of the Notes in full for such Common Shares (without regard to any restrictions that may apply to such exchange) (the "EXCHANGE SHARE RESERVED AMOUNT"). The Exchange Share Reserved Amount shall be allocated among the Investors in accordance with each Investor's Pro Rata Share, and otherwise in accordance with the allocation of the Reserved Amount among the Investors as described in this SECTION 4.7.

      4.8 Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this SECTION 4.8, and will hold harmless each Holder to the extent permitted by applicable Governmental Requirements against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

      4.9   Indemnification.

            (a) The Company will indemnify and hold each Investor and its directors, managers, officers, shareholders, members, partners, employees and agents (each, an "INVESTOR PARTY") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Investor Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents.

            (b) Each Investor will severally (and not jointly) indemnify and hold the Company and its directors, managers, officers, shareholders, members, partners, employees and agents and each Subsidiary and its directors, managers, officers, shareholders, members, partners, employees and agents (each, a "COMPANY PARTY") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Company Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents. In any such event, the aggregate indemnification obligation of an Investor shall not exceed the Purchase Price delivered by such Investor in connection with its purchase of Securities hereunder.

            (c) For purposes of this SECTION 4.9(c), a party seeking indemnification pursuant to CLAUSE (a) or (b) above is referred to as an "INDEMNIFIED PARTY" and the party from whom indemnification is sought is referred to as an "INDEMNIFYING PARTY." If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing,
(ii) the Indemnifying Party has failed after a reasonable period of time following such Indemnified Party's written request that it do so, to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. An Indemnifying Party will not be liable to any Indemnified Party under this Agreement (i) for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld) or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is the result of such Indemnified Party's wrongful actions or omissions or gross negligence or such Indemnified Party's breach of any of the representations, warranties, covenants or agreements made by such Indemnified Party in this Agreement or in the other Transaction Documents.

      4.10 Board Observation. During the period beginning on the Closing Date and ending on the earlier of (i) the Termination Date and (ii) the consummation of a Qualified IPO by either Software or Games, Evolution shall have the right to appoint a designee to attend and observe (in person or via teleconference) any and all meetings and other similar proceedings of the Board Of Directors (or any committee thereof) of Software and/or Games. During such period, each of Software and Games shall provide Evolution reasonable advance notice of each such meeting and/or proceeding, which notice shall not contain any material non-public information, it being acknowledged and agreed that notice provided to Evolution concurrently with notice to members of the Board of Directors (or any committee thereof) of Software or Games, as the case may be, shall constitute reasonable advance notice. Evolution shall be presumed not to have exercised its board observation rights with respect to any such meeting or proceeding unless it notifies the Company of its affirmative exercise of such rights as to such meeting or proceeding. Evolution's determination not to exercise its board observation rights in respect of any meeting or proceeding of the Board of Directors (or any committee thereof) of Software or Games shall not impair its rights to attend any such meeting or proceeding thereafter. Upon Evolution's request, the Company shall notify Evolution prior to any such board meeting or proceeding whether any information to be discussed at such meeting or proceeding will constitute material non-public information; upon the receipt of material non-public information as a result of the exercise of its board observation rights, Evolution shall comply with all applicable Governmental Requirements regarding the use of such information.

      4.11 Information Rights. Prior to a Qualified IPO of Software or Games, the Company shall promptly deliver upon written request, to each Investor holding at least $10 million in aggregate principal amount of Notes at the time of such request annual and quarterly financial statements, quarterly budgets and other information reasonably requested by such Investor with respect to Software and Games, as applicable; provided, however, that if the Company determines that any such information constitutes material non-public information, it will so notify the Investor and will not deliver such information to the Investor unless it receives the Investor's prior written consent to such delivery. To the extent the Company delivers any material non-public information to any Investor following receipt of the requesting Investor's written consent to such delivery, such Investor shall comply with all applicable Governmental Requirements regarding the use of such information.

      4.12 Participation Right.

            (a) If any of the Company, Software or Games (the "ISSUER") intends, directly or indirectly, to offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for its Common Shares or securities convertible or exchangeable into its Common Shares (any such offer, sale, grant, disposition or announcement being referred to as a "SUBSEQUENT PLACEMENT") at any time prior to a Qualified IPO, the Issuer shall have first complied with this SECTION 4.12, provided that no Issuer shall be required to comply with this Section 4.12 in connection with the Permitted Software Debt and the Investors shall have no rights under this SECTION 4.12 with respect to such Permitted Software Debt.

            (b) The Company shall deliver to each Investor a written notice (the "OFFER NOTICE") of any proposed or intended issuance or sale (the "OFFER") of the securities being offered (the "OFFERED SECURITIES") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued or sold, and the number or amount of the Offered Securities to be issued or sold, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued or sold and (z) offer to issue and sell to such Investors an aggregate amount representing thirty five percent (35%) of the aggregate principal amount of the Notes purchased by all of the Investors at the Closing, to be allocated among such Investors (a) based on such Investor's Pro Rata Share (the "BASIC AMOUNT"), and (b) with respect to each Investor that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the "UNDERSUBSCRIPTION AMOUNT").

            (c) To accept an Offer, in whole or in part, such Investor must deliver a written notice to the Company prior to the end of the second (2nd) Business Day by 5:00 p.m New York City time after such Investor's receipt of the Offer Notice containing the final definitive terms of the Subsequent Placement (the "OFFER PERIOD"), setting forth the portion of such Investor's Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Investor elects to purchase (in either case, the "NOTICE OF ACCEPTANCE"). If the Basic Amounts subscribed for by all Investors are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "AVAILABLE UNDERSUBSCRIPTION AMOUNT"), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Investor bears to the total Basic Amounts of all Investors that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

            (d) If the aggregate dollar amount of the Subsequent Placement exceeds the amount purchasable by the Investors hereunder or the Investors, collectively, do not elect to purchase the entire amount of the Subsequent Placement which may be purchased by such Investors pursuant to this SECTION 4.12, the Issuer may offer and sell the securities to which the Investors were entitled to purchase hereunder, or the securities not purchasable by the Investors hereunder, as the case may be, to a third party (which may include any Investor), provided that such sale must occur within thirty (30) days of the Subsequent Placement Closing Date and on the same terms and conditions set forth in the Offer Notice. Any such sale made after such thirty-day period, or on terms or conditions different than the terms set forth in the Offer Note, must again be offered to the Investors in accordance with SECTION 4.12 above. Notwithstanding anything herein to the contrary, in the event that aggregate purchase price for all securities proposed to be issued in a Subsequent Placement by an Issuer is less than 35% of the aggregate principal amount of the Notes issued to all of the Investors at the Closing, the dollar amount of such securities to which each Investor is entitled to purchase hereunder shall be proportionately reduced. Each purchase of securities by Investors pursuant to this SECTION 4.12 shall take place on the Subsequent Placement Closing Date.

      Section 4.13. Listing. The Company shall promptly secure the listing of all of the Registrable Securities to be included on the Company Registration Statement (each as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Company Common Shares are then listed (subject to official notice of issuance) and shall maintain, in accordance with the Notes, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Company Common Stock's authorization for quotation on the Principal Market or on any Eligible Market (as defined in the Notes). Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Company Common Stock on the Principal Market or on any Eligible Market, as applicable. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.13. After each of a Games Exchange Date and a Software Exchange Date (each as defined in the Registration Rights Agreement) Games and Software, as applicable, shall promptly secure the listing of all of the Registrable Securities to be included upon each of the Games Registration Statement and the Software Registration Statement, as applicable, upon each national securities exchange and automated quotation system, if any, upon which the Games Common Shares or Software Common Shares, as applicable, are then listed (subject to official notice of issuance) and shall maintain, in accordance with the Notes, such listing of all such applicable Registrable Securities from time to time issuable under the terms of the Transaction Documents. Games and Software, as applicable, shall maintain the Games Common Shares' or Software Common Shares', as applicable, authorization for quotation on such Eligible Market through and including the expiration of the applicable Registration Period (as defined in the Registration Rights Agreement). Neither Games nor Software, as applicable, nor any of their respective Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Games Common Shares or Software Common Shares, as applicable, on the such Eligible Market prior to the expiration of the applicable Registration Period. Games and Software shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4.13.

5.    CONDITIONS TO CLOSING.

      5.1 Conditions to Investors' Obligations at the Closing. Each Investor's obligations to effect the Closing, including without limitation its obligation to purchase any Notes at the Closing, are conditioned upon the fulfillment (or waiver by such Investor in its sole and absolute discretion) of each of the following events as of the Closing Date, and the Company shall use commercially reasonable efforts to cause each of such conditions to be satisfied:

            5.1.1 the representations and warranties of the Company set forth in this Agreement and in the other Transaction Documents shall be true and correct in all material respects as of such date as if made on such date (except that, to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

            5.1.2 the Company shall have complied with or performed in all material respects all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by the Company on or before the Closing;

            5.1.3 the Company shall have delivered to such Investor a
                  certificate, signed by a duly authorized officer of the Company, certifying that the conditions specified in SECTIONS
                  5.1.1 and 5.1.2 have been fulfilled as of the Closing, it being understood that such Investor may rely on such certificate as though it were a representation and warranty of the Company made herein;

            5.1.4 the Company shall have delivered to such Investor a
                  certificate, signed by the Secretary or an Assistant Secretary of the Company, attaching (i) the memorandum and articles of association of the Company and (ii) resolutions passed by its Board of Directors to authorize the transactions contemplated hereby and by the other Transaction Documents, and certifying that such documents are true and complete copies of the originals and have not been amended or superseded, it being understood that such Investor may rely on such certificate as a representation and warranty of the Company made herein;

            5.1.5 the Company shall have delivered to such Investor the opinions, dated as of the Closing Date, of (i) as to matters under Cayman Islands law, Cayman Islands counsel for the Company in the form attached hereto as EXHIBIT C-1 hereto,
                  (ii) as to certain matters under New York law and U.S. federal securities law, King & Spalding LLP in the form attached hereto as EXHIBIT C-2 hereto, and (iii) as to certain other matters, the Company's General Counsel, in the form attached hereto as EXHIBIT C-3;

            5.1.6 the Company and, to the extent applicable, Games and Software, shall have executed and delivered to such Investor the Registration Rights Agreement and each other Transaction Document; and

            5.1.7 there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents.

      5.2 Conditions to Company's Obligations at the Closing. The Company's obligations to effect the Closing with an Investor are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following events as of the Closing Date:

            5.2.1 the representations and warranties of such Investor set forth in this Agreement and in the other Transaction Documents to which it is a party shall be true and correct in all material respects as of such date as if made on such date (except that, to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be true and correct in all material respects as of that particular date);

            5.2.2 such Investor shall have complied with or performed all of the agreements, obligations and conditions set forth in this Agreement and in the other Transaction Documents that are required to be complied with or performed by such Investor on or before the Closing;

            5.2.3 there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby and by the other Transaction Documents;

            5.2.4 such Investor shall have executed each Transaction Document to which it is a party and shall have delivered the same to the Company; and

            5.2.5 such Investor shall have provided the Company with any forms reasonably requested by the Company prior to the Closing to establish that no payments to such Investor under the Notes will be subject to withholding tax in any taxing jurisdictions.

6.    MISCELLANEOUS.

      6.1 Survival; Severability. The representations, warranties, covenants and indemnities made by the parties herein and in the other Transaction Documents shall survive the Closing notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

      6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Following the Closing Date, an Investor may assign its rights and obligations hereunder in connection with any private sale or transfer of the Securities in accordance with the terms hereof, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term "INVESTOR" shall be deemed to refer to such transferee as though such transferee were an original signatory hereto. The Company may not assign its rights or obligations under this Agreement.

      6.3 No Reliance. Each party acknowledges that (i) it has such knowledge in business and financial matters as to be fully capable of evaluating this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) it is not relying on any advice or representation of any other party in connection with entering into this Agreement, the other Transaction Documents or such transactions (other than the representations made in this Agreement or the other Transaction Documents), (iii) it has not received from any other party to this Agreement or any other Transaction Document any assurance or guarantee as to the merits (whether legal, regulatory, tax, financial or otherwise) of entering into this Agreement or the other Transaction Documents or the performance of its obligations hereunder and thereunder, and
(iv) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and has entered into this Agreement and the other Transaction Documents based on its own independent judgment and, if applicable, on the advice of such advisors, and not on any view (whether written or oral) expressed by any other party.

      6.4 Independent Nature of Investors' Obligations and Rights. The obligations of each Investor hereunder are several and not joint with the obligations of the other Investors hereunder, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor hereunder. The Company acknowledges and agrees that nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or a "group" as described in Section 13(d) of the Exchange Act, or create a presumption that the Investors are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Investor has been represented by its own separate counsel in connection with the transactions contemplated hereby, shall be entitled to protect and enforce its rights, including without limitation rights arising out of this Agreement or the other Transaction Documents, individually, and shall not be required to join any other Investor as an additional party in any proceeding for such purpose.

      6.5 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed under the internal laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or any other Transaction

Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

            (b) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

      6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

      6.7 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      6.8 Notices. Any notice, demand or request required or permitted to be given by the Company or an Investor pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the second Business Day after timely delivery to an internationally recognized overnight courier and (iii) on the Business Day actually received if sent by certified or registered mail (return receipt requested, postage prepaid), addressed as follows:

            If to the Company:

            CDC Corporation
            33/F Citicorp Centre
            18 Whitfield Road
            Causeway Bay
            Hong Kong
            Tel:  (852) 2893-8200
            Fax: (852) 2237-7227

            with a copy (which shall not constitute notice) to:

            King & Spalding LLP
            1180 Peachtree Street, NE
            Atlanta, GA 30309
            Attn: William Roche, Esq.
            Phone: (404) 572-4600
            Fax: (404) 572-5100

and if to any Investor, to such address for such Investor as shall appear on EXHIBIT A hereto with a copy to such Investor's counsel (if any) as listed therein, or as shall be designated by such Investor in writing to the Company in accordance with this SECTION 6.8.

      6.9 Expenses. The Company and each Investor shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Agreement or the other Transaction Documents, provided, however, that that the Company shall, at the Closing, pay to Evolution the amount of $100,000 in immediately available funds as reimbursement for its out-of-pocket expenses (including without limitation reasonable legal fees and expenses) incurred or to be incurred by it in connection with its due diligence investigation of the Company and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. At the Closing, the amount due for such fees and expenses may be netted out of the Purchase Price payable by Evolution or its Affiliates.

      6.10 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between or among the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.

      6.11 Amendments. Neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and the holders of at least a majority in aggregate principal amount of Notes then outstanding; provided, however, that the Company may amend this Agreement or any term without the consent of any Investor if such amendment is for the sole purpose of: (i) adding to the covenants of the Company for the benefit of the Investors; (ii) surrendering any right or power conferred upon the Company;
(iii) evidencing the succession of a corporation or other Person to the Company and the assumption by such successor of the covenants and obligations of the Company in this Agreement and the Notes or (iv) correcting a manifest error or supplementing any provision contained herein or therein, as long as such correction or supplement does not adversely affect the rights of any Investor and, provided, further, that no condition set forth in
SECTION 5 hereof may be waived with respect to an Investor other than by a written instrument signed by the Investor against whom enforcement of any such waiver is sought. Any waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, without the written consent or the affirmative vote of each Holder of Notes affected thereby, an amendment or waiver under this Section 6.11 may not reduce the percentage of the principal amount of the outstanding Notes the consent of whose Holders is required for any amendment to this Agreement or the consent of whose Holders is required for any waiver provided for under this Agreement. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the Investors.

                           [Signature Pages to Follow]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

CDC CORPORATION

By:   ___________________________
      Name:
      Title:

EVOLUTION MASTER FUND LTD. SPC,
   SEGREGATED PORTFOLIO M

By:   __________________________
      Name:
      Title:

ALEXANDRA GLOBAL MASTER FUND LTD.
BY: ALEXANDRA INVESTMENT MANAGEMENT, LLC

By:   __________________________
      Name: Mikhail Filimonov
      Title: Chairman & Chief Executive Officer

CAPITAL VENTURES INTERNATIONAL
BY: HEIGHTS CAPITAL MANAGEMENT, INC.

By:   __________________________
      Name: Martin Kobinger
      Title: Investment Manager

DEUTSCHE BANK AG, LONDON BRANCH

By:      __________________________
         Name:
         Title:

JAYHAWK PE BLOCKER CORP.

By:      __________________________
         Name: Michael D. Schmitz
         Title: CFO of GP

JAYHAWK PE CO-INVEST BLOCKER CORP.

By:   __________________________
      Name: Michael D. Schmitz
      Title: CFO of GP

JGB CAPITAL OFFSHORE, LTD.

By:      __________________________
         Name: Brett Cohen
         Title: President

KINGS ROAD INVESTMENTS LTD.
BY: POLYGON INVESTMENT PARTNERS LP

By:   __________________________
      Name: Brandon Jones
      Title: Authorized Signatory

M KINGDON OFFSHORE LTD

By:   __________________________
      Name: Alan Winters
      Title:

PORTSIDE GROWTH AND OPPORTUNITY FUND
BY: RAMIUS CAPITAL GROUP, LLC

By:   __________________________
      Name: Jeffery Smith
      Title:

RADCLIFFE SPC, LTD. FOR AND ON BEHALF OF
THE CLASS A CONVERTIBLE CROSSOVER
SEGREGATED PORTFOLIO
BY: RG CAPITAL MANAGEMENT, L.P.
BY: RGC MANAGEMENT COMPANY, LLC

By:   __________________________
      Name: Gerald F. Stahlecker
      Title: Managing Director

SCOGGIN INTERNATIONAL FUND, LTD.

By:   __________________________
      Name: Craig Effron
      Title: Managing Member

UBS O'CONNOR LLC FBO O'CONNOR PIPES
CORPORATE STRATEGIES MASTER LIMITED
BY: UBS O'CONNOR LLC

By:   __________________________
      Name: Jeff Putman
      Title: Executive Director

                                                                       EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                                                                                       LEGAL
                                                   JURISDICTION     PRINCIPAL       PURCHASE         WIRE         REPRESENTATIVE'S
   PURCHASER                  ADDRESS              OF RESIDENCE   AMOUNT OF NOTE      PRICE      INSTRUCTIONS         ADDRESS
-----------------  ------------------------------  -------------  --------------  -------------  -------------  -------------------
Alexandra Global   c/o Alexandra Investment           British       $ 6,000,000    $ 6,000,000
Master Fund Ltd.   Management, LLC                    Virgin
                   767 Third Avenue, 39th Floor       Islands
                   39th Floor
                   New York, New York 10017
                   Attn: Mikhail Filimonov
                   Tel: (212) 301-1800
                   Fax: (212) 301-1810

Capital Ventures   Capital Ventures International     Cayman        $15,000,000    $15,000,000
International      c/o Heights Capital Management     Islands
                   101 California Street, Suite
                   3250
                   San Francisco, CA 94111
                   Attn: Martin Kobinger
                   Tel: (415) 403-6500

Evolution Master   Walker House                       Cayman        $68,000,000    $68,000,000                  Mazzeo Song LLP
Fund Ltd. SPC,     87 Mary Street                     Islands                                                   708 Third Avenue
Segregated         George Town                                                                                  19th Floor
Portfolio M        Grand Cayman                                                                                 NY, NY 10017
                   KY1-9002                                                                                     Robert L. Mazzeo
                   Cayman Islands                                                                               Tel: 212-599-0700
                                                                                                                Fax: 212-599-8400
                   Additional copy to:

                   Evolution Capital Management,
                   LLC
                   1132 Bishop Street
                   Suite 1880
                   Honolulu, Hawaii 96813
                   Richard Chisholm
                   Tel: (808) 441-4917
                   Fax: (808) 441-4946

Deutsche Bank      Deutsche Bank AG, London        Deutsche         $13,000,000     $13,000,000
AG, London Branch  Branch                          Bank AG,
                   c/o Deutsche Bank Securities    London
                   Inc.                            Branch is a
                   60 Wall Street, 14th Floor      German
                   New York, NY 10005              banking
                   Attn: Angela M. Lescailli       corporation,
                   Tel:                            organized
                                                   and existing
                   Additional Notices to:          under the
                                                   laws of the
                   Deutsche Bank AG, London        Federal
                   Branch                          Republic of
                   c/o Deutsche Bank Securities    Germany and
                   Inc.                            registered
                   60 Wall Street, 14th Floor      under
                   New York, NY 10005              Schedule 21A
                   Attn: Sunil Hariani and Elia    to the
                   Kourtesiadou                    Companies
                   Tel:                            Act of 1985
                   Fax: (212) 797-9358 /           as having
                        (732) 578-3927             established
                                                   a branch in


                                                   England
                                                   and Wales.

Jayhawk PE         Jayhawk PE Blocker Corp.           Cayman      $25,000,000     $25,000,000
Blocker Corp.      c/o Walkers SPV Limited at         Islands
                   Walker House, 87 Mary Street
                   George Town, Grand Cayman
                   KY1-9002, Cayman Islands
                   Attn: Mike Schmitz
                   Phone: (913) 642-2611
                   Fax:   (913) 642-8661

Jayhawk PE         Jayhawk PE Co-Invest Blocker       Cayman      $      0.00     $      0.00
Co-Invest          Corp.                              Islands
Blocker Corp.      c/o Walkers SPV Limited at
                   Walker House, 87 Mary Street
                   George Town, Grand Cayman
                   KY1-9002, Cayman Islands
                   Attn: Mike Schmitz
                   Phone: (913) 642-2611
                   Fax:   (913) 642-8661

JGB Capital        JGB Capital Offshore Ltd.          Cayman      $   500,000     $   500,000
Offshore, Ltd.     c/o Appleby Corporate              Islands
                   Services (Cayman) Limited
                   Clifton House
                   75 Fort Street
                   George Town, Grand Cayman

                   Additional copy to:

                   JGB Capital Offshore, Ltd.
                   c/o JGB Management Inc.
                   660 Madison Avenue
                   21st Floor
                   New York, NY 10021
                   Attn: Brett Cohen
                   Tel:    (212)  355-5771

Kings Road         c/o Polygon Investment             Cayman      $10,000,000     $10,000,000         Schulte Roth & Zabel LLP
Investments Ltd.   Partners LP                        Islands                                         919 Third Avenue
                   598 Madison Avenue                                                                 New York, New York  10022
                   14th Floor                                                                         Attention:  Eleazer Klein,
                   New York, NY 10022                                                                 Esq.
                   Attention:  Erik M.W.                                                              Facsimile: (212) 593-5955
                   Caspersen and Brandon L. Jones                                                     Telephone:  (212) 756-2376
                   Fax:   (212) 359-7303
                   Tel:   (212) 359-7300

M Kingdon          M Kingdon Offshore Ltd             Cayman      $10,000,000     $10,000,000
Offshore Ltd       Goldman Sachs Cayman Trust         Islands
                   Harbour Centre
                   Grand Cayman, Cayman Islands
                   BWI
                   C/O Kingdon Capital
                   Management LLC
                   152 West 57th Street
                   New York, NY 10019
                   Attn:
                   Tel:

Portside Growth    Portside Growth and                Cayman      $10,000,000     $10,000,000
and Opportunity    Opportunity Fund                   Islands
Fund               c/o Ramius Capital Group, LLC   (98-0216878)
                   666 Third Avenue, 26th Floor
                   New York, NY 10017

                   Attn: Jeffrey Smith
                   Tel: (212) 845-7955 /
                        (212) 201-4841
                   Fax: (212) 201-4802

Radcliffe SPC,     Radcliffe SPC, Ltd. for and on     Cayman         $ 5,000,000     $ 5,000,000
Ltd. for and       behalf of the Class A              Islands
on behalf of the   Convertible Crossove
Class A            Segregated Portfolio
Convertible        c/o RG Capital Management, LP
Crossover          3 Bala Plaza-East, Suite 501
Segregated         Bala Cynwyd, PA 19004
Portfolio          Attn: Gerald F. Stahlecker
                   Tel:   (610) 617-0570

Scoggin            Scoggin International Fund, Ltd.                  $ 3,500,000     $ 3,500,000
International      c/o Swiss Financial Services,
Fund, Ltd.         Ltd
                   One Montague
                   4th Floor, East Bay Street\
                   P.O. Box EE-17758
                   Nassau, Bahamas

                   Additional copy to:

                   Scoggin International Fund,
                   Ltd.
                   c/o Scoggin, LLC
                   660 Madison Avenue, 20th Floor
                   New York, NY 10021 Bill
                   Rankel or Nicole Kramer
                   Tel: (212) 355-5600
                   Fax: (212) 355-7480

                   Joe Barone
                   Swiss Financial Services
                   280 Shuman Blvd.
                   Naperville, IL 60563
                   Phone:  (630) 355-8057
                   Fax:    (630) 355-8759

UBS O'Connor LLC   c/o UBS O'Connor LLC fbo           Cayman          $2,000,000      $2,000,000
fbo                O'Connor PIPES Corporate           Islands
O'Connor           Strategies Master Limited
PIPES Corporate    One North Wacker Dr.
Strategies         32nd Floor
Master Limited     Chicago, IL  60606
                   Attn: Brian Herward
                   Tel:   (312) 525-5868
                   Fax:   (312) 525-6271